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                                                                     EXHIBIT 4.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION

     Parker Drilling Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

     FIRST: That at a meeting of the Board of Directors of Parker Drilling Company resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of said corporation and calling for its presentation at the annual meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Restated Certificate of Incorporation of the Company be amended to increase the number of authorized shares of common stock of the Company from 70,000,000 to 120,000,000, and that the matter be included in the proxy for the 1996 annual meeting as a matter to be voted on by the shareholders of the Company;

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That pursuant to the approval of the shareholders of the corporation Article Fourth of the Restated Certificate of Incorporation is hereby amended as follows:

     FOURTH: The aggregate number of shares of all classes of stock which the corporation shall have authority to issue is 121,942,000, of which 1,942,000 shares shall be Preferred Stock of the par value of One Dollar ($1.00) per share (hereinafter called "Preferred Stock"), and the remaining 120,000,000 shares shall be Common Stock of the par value of sixteen and two-thirds cents ($.16 2/3) per share (hereinafter called "Common Stock"). The designations and the powers, preferences and rights, and the qualifications, limitations, restrictions and other special or relative attributes granted to or imposed upon the shares of Preferred Stock shall be as fixed in Section 1 of this Article FOURTH, or as may be fixed by the Board of Directors in accordance with the provisions thereof, and the designations and the powers, preferences and the rights, and the qualifications, limitations, restrictions and other special or relative attributes granted to or imposed upon the shares of Common Stock shall be fixed in Section 2 of this Article FOURTH.
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     IN WITNESS WHEREOF, said Parker Drilling Company has caused this certificate to be signed by its Vice President and attested by its Secretary this 18th day of December, 1996.

                                            PARKER DRILLING COMPANY

                                            By:      /s/ JAMES J. DAVIS
                                              ----------------------------------
                                                        James J. Davis
                                                        Vice President

ATTEST:

By:  /s/ LESLIE D. ROSENCUTTER
    --------------------------------
         Leslie D. Rosencutter
               Secretary